                                  EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         COURT SQUARE CAPITAL LIMITED,

                              DRI ACQUISITION LLC

                                      and

                         DELCO REMY INTERNATIONAL, INC.



                                FEBRUARY 7, 2001

                               Table of Contents

                                           Page
                                          ------
 ARTICLE I     THE OFFER AND MERGER....       2
  Section 1.1  The Offer...............       3
  Section 1.2  Company Actions.........       4
  Section 1.3  Directors...............       5
  Section 1.4  The Merger..............       5
  Section 1.5  Effective Time..........       5
  Section 1.6  Closing.................       5
  Section 1.7  Directors and Officers         5
               of the Surviving
               Corporation.............
  Section 1.8  Stockholders' Meeting...       6
  Section 1.9  Merger Without Meeting         6
               of Stockholders.........

 ARTICLE II    CONVERSION OF                  7
               SECURITIES..............
  Section 2.1  Conversion of Capital          7
               Stock...................
  Section 2.2  Exchange of                    7
               Certificates............
  Section 2.3  Dissenting Shares.......       9
  Section 2.4  Company Option Plans....       9
  Section 2.5  Change in Control              9
               Provisions..............

 ARTICLE III   REPRESENTATIONS AND           10
               WARRANTIES OF THE
               COMPANY.................
  Section 3.1  Corporate Organization..      10
  Section 3.2  Capitalization..........      10
  Section 3.3  Authority...............      11
  Section 3.4  Consents and Approvals;       11
               No Violations...........
  Section 3.5  SEC Documents;                12
               Undisclosed
               Liabilities.............
  Section 3.6  Broker's Fees...........      13
  Section 3.7  Absence of Certain            13
               Changes or Events.......
  Section 3.8  Company Information.....      13
  Section 3.9  Opinion of Financial          13
               Advisor.................
  Section 3.10 Takeover Statutes.......      14

 ARTICLE IV    REPRESENTATIONS AND           14
               WARRANTIES OF PARENT AND
               PURCHASER...............
  Section 4.1  Corporate Organization..      14
  Section 4.2  Authority...............      14
  Section 4.3  Consents and Approvals;       14
               No Violation............
  Section 4.4  Broker's Fees...........      15
  Section 4.5  Purchaser's Operation...      15
  Section 4.6  Parent or Purchaser           15
               Information.............
  Section 4.7  Sufficient Funds........      15
  Section 4.8  Purchaser                     15
               Capitalization..........
  Section 4.9  Ownership of Company          15
               Common Stock............

 ARTICLE V     COVENANTS...............      16
  Section 5.1  Conduct of Businesses         16
               Prior to the Effective
               Time....................
  Section 5.2  No Solicitation.........      17
  Section 5.3  Sufficient Funds........      18
  Section 5.4  Publicity...............      18
  Section 5.5  Notification of Certain       18
               Matters.................
  Section 5.6  Access to Information...      19
  Section 5.7  Further Assurances......      19
  Section 5.8  Employee Benefit Plans..      20
  Section 5.9  Indemnification and           20
               Insurance...............

                                                                         Page
                                                                        ------
  Section 5.10 Additional Agreements..................................     21
  Section 5.11 Stockholder Litigation.................................     21
  Section 5.12 Transfer of Company Common Stock.......................     21

 ARTICLE VI    CONDITIONS.............................................     21
  Section 6.1  Conditions to Each Party's Obligation to Effect the         21
               Merger.................................................
  Section 6.2  Conditions to Obligations of Parent and Purchaser to        22
               Effect the Merger......................................
  Section 6.3  Conditions to Obligations of the Company to Effect the      22
               Merger.................................................

 ARTICLE VII   TERMINATION............................................     23
  Section 7.1  Termination............................................     23
  Section 7.2  Effect of Termination..................................     24
  Section 7.3  Termination Fee; Expenses..............................     24

 ARTICLE VIII  MISCELLANEOUS..........................................     25
  Section 8.1  Amendment and Modification.............................     25
  Section 8.2  Extension; Waiver......................................     25
  Section 8.3  Nonsurvival of Representations and Warranties..........     25
  Section 8.4  Notices................................................     25
  Section 8.5  Counterparts...........................................     26
  Section 8.6  Entire Agreement; Third Party Beneficiaries............     26
  Section 8.7  Severability...........................................     26
  Section 8.8  Governing Law; Waiver of Trial by Jury.................     26
  Section 8.9  Assignment.............................................     26
  Section 8.10 Headings...............................................     27
  Section 8.11 Enforcement............................................     27
  Section 8.12 Submission to Jurisdiction; Waivers....................     27

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 2001, by and among Court Square Capital Limited, a Delaware corporation ("Parent"), DRI Acquisition LLC, a Delaware limited liability company and a subsidiary of Parent (the "Purchaser"), and Delco Remy International, Inc., a Delaware corporation (the "Company").

  WHEREAS, on January 11, 2001, Parent and the Purchaser commenced (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), a tender offer (such offer, including any amendments and changes thereto (including those contemplated by this Agreement), the "Offer") to purchase all of the outstanding shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company not currently owned by Parent (the "Shares") at a price of $8.00 per Share, net to the seller in cash, without interest;

  WHEREAS, on January 11, 2001, Parent and the Purchaser filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule TO"), with respect to the Offer which Schedule TO included an Offer to Purchase (the "Offer to Purchase");

  WHEREAS, the Board of Directors of the Company has established a committee (the "Special Committee") consisting of Messrs. Harold K. Sperlich and Robert
J. Schultz to, among other things, consider the Offer, negotiate this Agreement with Parent and Purchaser and solicit bids from, and conduct preliminary negotiations with, third parties;

  WHEREAS, on January 25, 2001, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9");

  WHEREAS, following negotiations with the Special Committee, Parent, Purchaser and the Special Committee have agreed to increase the price of $8.00 per Share to $9.50 per Share, net to the Seller in cash, without interest (such price, or such higher price per Share as may be paid in the Offer, the "Offer Price") and to provide for the Merger (as defined herein);

  WHEREAS, as an inducement to Purchaser entering into this Agreement, concurrently herewith, the Company has granted Purchaser an option to purchase Shares of the Company pursuant to an agreement among Parent, Purchaser and the Company (the "Option Agreement");

  WHEREAS, Parent and the Board of Directors of Purchaser have each approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Offer, the Merger and the Option Agreement (collectively, the "Transactions");

  WHEREAS, the Special Committee has (A) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Parent and its affiliates), (B) subject to the terms and conditions set forth herein, recommended that the Company's Board of Directors approve this Agreement and declare its advisability, and (C) subject to the terms and conditions set forth herein, recommended that the stockholders of the Company (other than Parent and its affiliates) accept the Offer and tender their Shares pursuant to the Offer;

  WHEREAS, the Board of Directors of the Company has (A) approved this Agreement (including all terms and conditions set forth herein) and the Transactions, (B) subject to the terms and conditions set forth herein declared that this Agreement is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Parent and its affiliates) and (C) subject to the terms and conditions set forth herein, recommended that the Company's stockholders (other than Parent and its affiliates) accept the Offer, tender their Shares thereunder to the Purchaser and, if applicable, vote to adopt this Agreement; and

  WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                             THE OFFER AND MERGER

  Section 1.1. The Offer. (a) As promptly as practicable (but in no event later than two (2) business days (as defined in Rule 14d-1 promulgated under the Exchange Act) ("Business Days") after the public announcement of the execution hereof), the Purchaser and Parent shall amend the Offer to reflect the transactions contemplated by this Agreement and certain other matters which are not inconsistent with the terms of this Agreement. The Purchaser may designate another direct or indirect subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(c) under the Exchange Act) in the Offer, may assign all or any part of its rights under this Agreement (including the right to be a constituent corporation in the Merger) to such subsidiary or may convert to a corporation pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), in any of which case references herein to Purchaser shall be deemed to apply to such subsidiary or such corporation and such subsidiary or corporation shall be made a party signatory hereto, in each case, unless any such action would require any filing, permit, authorization, consent or approval as may be required under, and other applicable requirements of, the HSR Act or any similar statute or regulation. The Company shall not tender Shares held by it or by any of its subsidiaries pursuant to the Offer. Subject to Section 1.1(b), the Purchaser shall, and Parent shall cause the Purchaser to, on the terms and subject only to the prior satisfaction or waiver of the conditions set forth in Annex A hereto, consummate the Offer and accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law.

  (b) As promptly as practicable (but in no event later than two (2) Business Days after the public announcement of the execution hereof), Parent and the Purchaser shall amend the Offer to Purchase (as so amended, the "Amended Offer to Purchase") to contain the terms set forth in this Agreement and the conditions set forth in Annex A hereto, and the Amended Offer to Purchase shall reflect an increase in the per Share price to paid in the Offer to $9.50 per Share and provide for an expiration date (as such date may be extended in accordance with the provisions of this Section 1.1(b), the "Expiration Date"), of ten (10) Business Days from the date the Amended Offer to Purchase is first disseminated to security holders of the Company. The Purchaser and Parent shall cause the Amended Offer to Purchase to be disseminated to the security holders of the Company within two (2) Business Days after the date of this Agreement. The Purchaser shall not, and Parent shall cause the Purchaser not to, decrease the Offer Price or change the form of consideration to be paid in the Offer or decrease the number of Shares sought to be purchased in the Offer, amend the conditions to the Offer set forth in Annex A or impose conditions to the Offer other than those set forth in Annex A, in each case, without the prior written consent of the Special Committee, which the Special Committee may withhold in its sole discretion. Notwithstanding the foregoing,
(i) the Purchaser shall extend the Offer (A) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, and (B) in ten (10) Business Day increments, up to the thirtieth (30th) Business Day after the date the Amended Offer to Purchase is first disseminated to security holders, if on the then current Expiration Date, any condition to the Offer shall not have been satisfied or waived; provided, however, that the Purchaser shall not so extend such then current Expiration Date if so directed by the Special Committee, and (ii) notwithstanding the foregoing, the Purchaser may from time to time, without the consent of the Special Committee, extend the Offer (A) if, on the then current Expiration Date, any condition to the Offer shall not have been satisfied or waived, for the shortest period of time that Purchaser reasonably believes is necessary to satisfy such condition, such period not to exceed ten (10) Business Days, provided, that neither the Purchaser nor Parent shall be in material breach of any of their respective obligations under this Agreement, (B) providing for a "subsequent offering period" not to exceed twenty (20) Business Days to the extent permitted under, and in compliance with, Rule 14d-11 promulgated under the Exchange Act, or (C) for an aggregate period not to exceed five (5) Business Days, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn (when added to (x) all shares of Class A Common Stock owned by Parent, Purchaser and any other director or indirect subsidiary of Parent, and (y) all shares of Class A Common Stock that are issuable upon conversion of the shares of Class B common stock, par value $.01 per share, of the Company owned by Parent, Purchaser and any other direct or indirect subsidiary of Parent (the "Class B Common Stock," and, together with the Class A Common Stock, the "Company Common Stock")) is less than 90% of the number of shares of Class A Common Stock that would be then outstanding assuming the conversion of such Class B Common Stock.

  (c) On the date the Offer to Purchase is amended, Parent and the Purchaser shall file with the SEC (i) an amended Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO/A") with respect to the amended Offer, and (ii) an amended Rule 13e-3 Transaction Statement on Schedule 13E-3 promulgated under the Exchange Act with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 13E-3/A") which shall be filed as a part of the Schedule TO/A. The Schedule TO/A shall contain or shall incorporate by reference, among other things, the Amended Offer to Purchase and an amended form of letter of transmittal (the Schedule TO/A, the Amended Offer to Purchase, the related letter of transmittal and the Schedule 13E-3/A, together with any amendments and supplements thereto, collectively, the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Purchaser with respect to the Company's projections set forth in the Offer to Purchase or information regarding the Company in the Offer Documents which was previously included in any SEC Document (as defined herein) filed by the Company and not superseded by a later SEC Document filed by the Company as of the date of inclusion. Each of Parent and the Purchaser shall further take all steps necessary to cause the Offer Documents to be filed with the SEC and shall cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser shall promptly correct, and the Company agrees to notify the Purchaser promptly as to, any information regarding any of them respectively in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel, and the Special Committee and its counsel, shall be given a reasonable opportunity to review and comment upon the Schedule TO/A (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent shall, and shall cause the Purchaser to, provide the Company and its counsel, and the Special Committee and its counsel, in writing with any comments or other communications that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments or other communications, and with copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel.

  (d) Parent shall provide or cause to be provided to Purchaser on a timely basis all of the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

  Section 1.2. Company Actions.

  (a) The Company represents that (i) its Board of Directors, at a meeting duly called and held, by a unanimous vote of the directors present at the meeting (with the exception of directors abstaining due to any actual or potential conflict of interest) (A) approved this Agreement (including all terms and conditions set forth herein) and the Transactions, (B) subject to the terms and conditions set forth herein, declared that this Agreement is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders (other than Parent and its affiliates) and (C) subject to the terms and conditions set forth herein, recommended that the Company's stockholders (other than Parent and its affiliates) accept the Offer, tender their Shares thereunder to the Purchaser and, if applicable, vote to adopt this Agreement; and (ii) the Special Committee, at a meeting duly called and held, has unanimously (A) determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Parent and its affiliates), (B) subject to the terms and conditions set forth herein, recommended that the Company's Board of Directors approve this Agreement and declare its advisability, and (C) subject to the terms and conditions set forth herein, recommended that the stockholders of the Company (other than Parent and its affiliates) accept the Offer and tender their Shares pursuant to the Offer. The Company represents that it has elected not to be governed by
Section 203 of the DGCL in accordance with the provisions thereof. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of its Board of Directors and the Special Committee described in this Section 1.2(a) of the immediately preceding sentence.

  (b) Substantially concurrently with the filing of the Schedule TO/A, the Company shall file with the SEC an amended Schedule 14D-9 (the "Schedule 14D-9/A") which shall contain, among other things, the recommendations referred to in Section 1.2(a) hereof; provided, however, that such recommendations may be withdrawn, modified or amended, in each case in accordance with the provisions of Section 5.2 of this Agreement. The Schedule 14D-9/A shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information regarding Parent or the Purchaser in the Schedule 14D-9/A which was previously included in any SEC Document filed by Parent or the Purchaser and not superseded by a later SEC Document filed by Parent or the Purchaser as of the date of inclusion. The Company further shall take all steps necessary to cause the
Schedule 14D-9/A to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly correct, and Parent and Purchaser agree to notify the Company promptly as to, any information regarding any of them respectively in the Schedule 14D-9/A if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9/A as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9/A (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, the Purchaser and their counsel in writing with any comments or other communications the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9/A promptly after receipt of such comments or other communications and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

  (c) In connection with the Offer, the Company has elected and agrees to promptly communicate the Offer to the stockholders of the Company and promptly furnish or cause to be furnished to the stockholders of the Company the Offer Documents, to the full extent and in the manner required by federal securities laws.

  (d) Notwithstanding anything in this Agreement to the contrary, during the period from and after the date hereof but prior to the Effective Time (as defined herein), the Board of Directors of the Company shall delegate to the Special Committee, the sole responsibility for (i) any termination and, to the fullest extent permitted by law, any amendment or modification of this Agreement on behalf of the Company, (ii) any waiver of any of the Company's rights or remedies hereunder, (iii) any extension of the time for performance of Parent's or Purchaser's obligations hereunder, (iv) any agreement or understanding with Parent or Purchaser providing for the termination of the Offer and (v) any enforcement of the Company's rights or remedies under this

Agreement. No amendment to this Agreement shall be effective without being approved by the Special Committee.

  Section 1.3. Directors. Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, (i) Parent shall be entitled to designate one (1) additional director to the Board of Directors of the Company, and (ii) the Company shall promptly increase the size of the Board of Directors of the Company as is necessary to enable Purchaser's designee to be elected to the Board of Directors of the Company in accordance with the terms of this Section
1.3 and shall cause Purchaser's designee to be so elected; provided, however, that, if Purchaser's designee is elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall delegate the responsibility set forth in Section 1.2(d) hereof to the Special Committee, and the Board of Directors shall have, and the Special Committee shall be comprised of, at least two (2) directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the federal securities laws) of Parent (each, an "Independent Director"); provided, further, that if less than two (2) Independent Directors remain, the remaining Independent Director (if any) or, if no Independent Director remains, the other directors shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, shareholders, affiliates or associates (within the meaning of the federal securities laws) of Parent, and Parent and the Company shall cause such persons to be elected to the Board of Directors of the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The members of the Special Committee on the date hereof shall serve as the initial Independent Directors and shall continue to serve as members of the Special Committee until the earlier of the Effective Time or their resignation. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9/A mailed to stockholders promptly after the amendment of the Offer (or any subsequent amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3. Parent and Purchaser shall supply the Company, and shall be solely responsible for, any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  Section 1.4. The Merger. Subject to the terms and conditions of this Agreement and the provisions of the DGCL and, if applicable, the Delaware Limited Liability Company Act ("DLLCA"), at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which
(a) the Purchaser shall be merged with and into the Company and the separate existence of the Purchaser shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") under the name Delco Remy International, Inc. and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, (x) the Certificate of Incorporation of the Company and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws. The Merger shall have the effects set forth in the DGCL and, if applicable, the DLLCA.

  Section 1.5. Effective Time. The Purchaser and the Company shall cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined herein) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL and, if applicable, the DLLCA. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

  Section 1.6. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second Business

Day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature must be satisfied on the Closing Date), at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, unless another date or place is agreed to in writing by the parties hereto (the "Closing Date").

  Section 1.7. Directors and Officers of the Surviving Corporation. Subject to
Section 1.3, the directors and officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

  Section 1.8. Stockholders' Meeting.

  (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, as soon as practicable following the earliest of (i) the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, (ii) termination or expiration of the Offer, and (iii) a written request from Parent, in accordance with applicable law:

    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action upon this Agreement;

    (ii) prepare and file with the SEC a preliminary proxy or information statement (such proxy or information statement, as amended or supplemented, the "Proxy Statement") relating to the Merger and this Agreement and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders and (y) to obtain the necessary adoption of this Agreement by its stockholders; and

    (iii) subject to the terms and conditions of this Agreement, include in the Proxy Statement the recommendations of the Board of Directors of the Company and the Special Committee that stockholders of the Company (other than Parent and its affiliates) vote in favor of the adoption of this Agreement.

  (b) The Company, Parent and Purchaser shall cooperate with each other in the preparation of the Proxy Statement. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. The Company shall notify Parent, Purchaser and their counsel promptly of the receipt of any comments and other communications from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information. The Company shall supply Parent, Purchaser and their counsel with copies of all correspondence and other communications between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and telephonic notification of any verbal responses by the Company or its counsel. If at any time prior to adoption of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

  (c) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the shares of Class of Class A Common Stock then owned by it, Citicorp Venture Capital Ltd., the Purchaser or any of Parent's other direct or indirect subsidiaries in favor of the adoption of this Agreement.

  Section 1.9. Merger Without Meeting of Stockholders. In the event that Parent, Purchaser and the other direct and indirect subsidiaries of Parent, shall collectively own at least ninety percent (90%) of the then-outstanding shares of Class A Common Stock pursuant to the Offer or otherwise (excluding any shares issuable pursuant to the Option Agreement), each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VI hereof, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

  Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the holders of membership interests of the Purchaser, if Purchaser is a limited liability company (the "Purchaser Interests"):

    (a) Purchaser Interests. Each Purchaser Interest issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, $.01 par value per share, of the Surviving Corporation. If pursuant to the terms of this Agreement the Purchaser converts to a corporation or assigns its rights to enter into the Merger to a corporation, then the foregoing sentence will have no application and each share of capital stock of such corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A common stock, $.01 par value per share, of the Surviving Corporation.

    (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and owned by the Company as treasury stock, any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by any subsidiary of the Company and any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (c) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) hereof and any Dissenting Shares (as defined herein)), shall be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate which immediately prior to the Effective Time represented such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section
  2.2 hereof, without interest.

  Section 2.2. Exchange of Certificates.

  (a) Paying Agent. Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to act as paying agent for the holders of Company Common Stock in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section
2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and the Purchaser. When and as needed, Parent shall make available to the Paying Agent such funds for timely payment hereunder. Such funds shall not be used for any purpose other than as set forth in this Article II, and shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation in (i) direct obligations of the

United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard and Poor's Ratings Services, or (iv) investments in any money market funds investing in any of the foregoing. Any net profit resulting from, or interest or income produced by, such investments will be payable to Purchaser or Parent, as Parent directs.

  (b) Exchange Procedures. Promptly after the Effective Time but in no event more than three (3) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), which shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e), below) for each share of Company Common Stock formerly represented by such Certificate , to be mailed within ten (10) Business Days of receipt of such Certificate and letter of transmittal, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment of the Merger Consideration that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than those representing Dissenting Shares (as defined below)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

  (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (d) Termination of Fund; No Liability. At any time following 180 calendar days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation, which shall thereafter act as the Paying Agent, (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (e) Withholding Taxes. If so specified in the Offer Documents, Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Company Common Stock pursuant to the Offer or Certificates pursuant to the Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the

"Code") or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Certificates, as applicable, in respect of which the deduction and withholding was made, and (ii) the Parent shall, or shall cause the Purchaser, the Surviving Corporation or the Paying Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity (as defined herein).

  (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II.

  Section 2.3. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") , shall not be converted into or exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until the applicable holder fails to perfect or effectively withdraws or otherwise loses such holder's rights to appraisal under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any written demands received by the Company for appraisals of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

  Section 2.4. Company Option Plans. The Company and Purchasers shall consult in good faith with each other to determine the treatment of outstanding stock options to purchase Shares (the "Options") granted under the Company's 1997 Stock-Based Incentive Compensation Plan, as amended, or the Company's 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, as amended (collectively, the "Stock Plans").

  Section 2.5. Change in Control Provisions. The Company has obtained from its officers and other affected employees a written waiver of the application to the transactions contemplated by this Agreement of any "change in control" provisions in any employee benefit plan (as defined in Section 3(3) of ERISA without regard to any exemption from any provision of Title I of ERISA) or any agreement including, without limitation, any bonus or incentive compensation plan and any retirement or supplemental retirement plan, and specifically including the Delco Remy International, Inc. Supplemental Executive Retirement Plan and any employment or split-dollar life insurance agreements. "Change in control provisions" shall include, without limitation, (1) any provisions requiring either accelerated vesting or accelerated payment of any compensation or benefits accrued under any such plan or agreement and (2) any provision of any such plan or agreement requiring advance funding of, or contributions to, any trust, insurance policy or other funding vehicle included as part of, or related to, any such plan or agreement; provided, however, that the Company may enter into certain agreements (the "Change of Control Agreements") with certain executive officers of the Company providing for the payment of benefits upon a change of control; provided, further, however, that the terms of the Change of Control Agreements and the names of such executive officers shall be provided in writing to Parent and Purchaser prior to or on the date hereof.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Parent and the Purchaser as follows:

  Section 3.1. Corporate Organization. Each of the Company and its subsidiaries is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for the failure to be so organized, existing and in good standing or to have such corporate power and authority which would not reasonably be expected to have, when aggregated with all such other failures, a Material Adverse Effect (as defined herein) on the Company and its subsidiaries, taken as a whole (a "Company Material Adverse Effect"). Each of the Company and its Significant Subsidiaries (as defined below) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Company Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means a material adverse effect (i) on the business, operations or financial condition of Parent or the Company, as the case may be, and its subsidiaries, taken as a whole, or (ii) on the party's ability to consummate the transactions contemplated hereby. As used in this Agreement, (i) the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, and (ii) "Significant Subsidiary" has the meaning given such term in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The copies of the Certificate of Incorporation and Bylaws of the Company, most recently filed with the Company's SEC Documents (as defined herein), are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  Section 3.2. Capitalization. (a) The authorized capital stock of the Company consists of 49,400,000 shares of Class A Common Stock and 17,600,000 shares of Class B Common Stock. At the close of business on February 6, 2001 there were 18,118,058 shares of Class A Common Stock issued and outstanding and 6,278,055 shares of Class B Common Stock issued and outstanding. As of February 6, 2001, there were 909,561 shares of Class A Common Stock issuable upon the exercise of outstanding Options pursuant to the Stock Plans and 1,680,038 shares of Class A Common Stock issuable upon the exercise of warrants to purchase Class A Common Stock (the "Warrants"). Except as set forth in Section 3.2(a) of the disclosure schedule of the Company delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), all of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The exercise prices of each Option and the Warrants are set forth in Section 3.2(a) of the Company Disclosure Schedule. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, since February 1, 2001 until the date hereof, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. Except as set forth above or in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement there are not any Shares issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Shares (other than as a result of the exercise of the Options or Warrants and other than the conversion rights of the Class A Common Stock and Class B Common Stock set forth in the Company's Certificate of Incorporation).

  (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Significant Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens") which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, none of the Company's Significant Subsidiaries has, or is bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Significant Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.

  Section 3.3. Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby, subject to obtaining the vote of holders of a majority of the issued and outstanding shares of Class A Common Stock in favor of the adoption of this Agreement prior to the consummation of the Merger in accordance with the DGCL, if so required. The execution, delivery and performance by the Company of this Agreement and the Option Agreement, and the consummation by it of the transactions contemplated hereby, have been duly approved, authorized and declared advisable by its Board of Directors and, except, if required by the DGCL, for obtaining the vote of its stockholders in favor of the adoption of this Agreement as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Option Agreement and the consummation by it of the transactions contemplated hereby. Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

  Section 3.4. Consents and Approvals; No Violations. (a) Except for (i) the consents and approvals set forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Offer Documents, the Schedule 13E-3/A, the Schedule 14D-9/A and, if necessary, of the Proxy Statement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) if necessary, the adoption of this Agreement by the requisite votes of the stockholders of the Company and
(v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements, of the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other any governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

  (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company or any of the similar organizational documents of any of its Significant Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and, if required by the DGCL, the vote of holders of a majority of the issued and outstanding shares of Class A Common Stock in favor of adoption of this Agreement are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, losses of benefits, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not have a Company Material Adverse Effect.

  (c) Except as set forth on Schedule 3.4(c) of the Company Disclosure Schedule, no event has occurred (which has not been cured or satisfied) which violates, conflicts with, has resulted or is reasonably likely to result in the loss of any material benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, including agreements listed in
Section 6.2 of the Company Disclosure Schedule, except for such violations, conflicts, losses of benefits, breaches, defaults, terminations, rights of termination or cancellation, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that in the case of specified provisions (as listed in Section 6.2 of the Company Disclosure Schedule) (the "Specified Provisions") to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this Section 3.4(c) shall be deemed not to have been breached on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Parent or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred.

  (d) Section 3.4(d) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of (i) any note, bond, mortgage, indenture and deed of trust, (ii) any contract, agreement, obligation, and benefit plan with or relating to the Company's directors, officers and consultants, and (iii) any material license, permit, lease, contract, agreement, benefit plan or other instrument or obligation, in any case to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, which contain any acceleration, vesting, "change in control," increase in payment or obligation, anti-assignment, restriction on transfer, termination or other similar provision which will be triggered as a result of the Transactions.

  Section 3.5. SEC Documents; Undisclosed Liabilities. The Company has filed all reports, schedules, forms and registration statements with the SEC required to be filed pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder since January 1, 1999 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth on Section 3.5 of the Company Disclosure Schedule, to the best knowledge of the Company, since July 31, 2000 until the date hereof, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of July 31, 2000 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after July 31, 2000 in the ordinary course of business and consistent with past practice, (iv) to the extent specifically described in the SEC Documents filed since July 31, 2000 but on or prior to the date hereof (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect.

  Section 3.6. Broker's Fees. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

  Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed or press releases of the Company (the "Company Releases") issued prior to the date hereof or as set forth in Section 3.7 of the Company Disclosure Schedule, since July 31, 2000, (a) no events have occurred which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (b) the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for such deviations of the Company's business from the ordinary course of business which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and (c) there has been no (i) declaration, setting aside or payment of any dividend, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (ii) increase in the rate or terms of compensation payable or to become payable by the Company or any Significant Subsidiary to its directors, officers or key employees of the Company or its Significant Subsidiaries, except for the Change of Control Agreements and increases occurring in the ordinary course of business in accordance with its customary past practices; (iii) grant or increase in the rate or terms of any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or key employees, except for the Change of Control Agreements and increases occurring in the ordinary course of business in accordance with its customary past practices;
(iv) change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; (v) entry into any agreement, commitment or transaction by the Company or any subsidiary which is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business;
(vi) stock split, reverse stock split, combination or reclassification of the Company Common Stock; (vii) change in the terms and conditions of the Stock Plans except as contemplated hereby; or (viii) any agreement or commitment, whether in writing or otherwise, to take any action described in (i) through
(vii) above.

  Section 3.8. Company Information. The information relating to the Company and its subsidiaries contained in the Proxy Statement, if any, the Schedule 14D-9/A or the Offer Documents (to the extent such information was provided by the Company for inclusion in the Offer Documents or was previously included in any SEC Document filed by the Company not superseded by a later SEC Document filed by the Company as of the date of inclusion) or in any other document filed with any other Governmental Entity in connection herewith, at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

  Section 3.9. Opinion of Financial Advisor. The Special Committee has received the opinion (the "Fairness Opinion") of Deutsche Banc Alex. Brown, Inc., financial advisor to the Special Committee (the "Financial Advisor") for the use of the Special Committee and the Company's Board of Directors, to the effect that, as of the date of such Fairness Opinion, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent, Purchaser and their affiliates) is fair to the holders of Shares (other than Parent, Purchaser and their affiliates), from a financial point of view. A complete and correct copy of the executed Fairness Opinion will be delivered by the Company to Parent, and the Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion (and, subject to prior review and consent, which shall not be unreasonably withheld, a reference thereto) in the Offer Documents and in the Schedule 14D-9/A, in each case, subject to the terms and conditions of the engagement letter executed by the Financial Advisor, the Special Committee and the Company.

  Section 3.10. Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the Certificate of Incorporation or the By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Purchaser, the Shares, the Offer, the Merger, the Option Agreement or any other transaction contemplated by this Agreement.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

  Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

  Section 4.1. Corporate Organization. Each of Parent and the Purchaser is a corporation or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on the Parent (a "Parent Material Adverse Effect"). The copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of Parent and Purchaser, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

  Section 4.2. Authority. Each of Parent and the Purchaser has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and the Option Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Parent, on behalf of itself and as the sole holder of membership interests of Purchaser, and by Purchaser's Board of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the Option Agreement and the consummation by them of the transactions contemplated hereby. Each of this Agreement and the Option Agreement has been duly executed and delivered by Parent and the Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and
(ii) is subject to general principles of equity.

  Section 4.3. Consents and Approvals; No Violation. (a) Except for (i) the filing with the SEC of the Offer Documents, and the Schedule 13E-3/A, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and the Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

  (b) None of the execution and delivery of this Agreement or the Option Agreement by Parent or the Purchaser, or the consummation by Parent or the Purchaser of the transactions contemplated hereby, or compliance by Parent or the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Parent or any of the similar organizational documents of the Purchaser or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or the Purchaser or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument or obligation to which Parent or the Purchaser is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.4. Broker's Fees. Neither Parent nor the Purchaser nor any of their respective officers or directors on behalf of Parent or Purchaser has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

  Section 4.5. Purchaser's Operation. The Purchaser was formed solely for the purpose of engaging in the Offer and the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the Offer and the transactions contemplated hereby.

  Section 4.6. Parent or Purchaser Information. The information relating to Parent and the Purchaser (and their respective affiliates other than the Company, its directors and officers) contained in the Offer Documents, the
Schedule 14D-9/A (to the extent such information was provided by Parent and the Purchaser for inclusion in the Schedule 14D-9/A or was previously included in any SEC Document filed by Parent or the Purchaser not superseded by a later SEC Document filed by Parent or the Purchaser as of the date of inclusion) or the Proxy Statement, if any, or in any other document filed with any other Governmental Entity in connection herewith, at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

  Section 4.7. Sufficient Funds. Parent and the Purchaser collectively have and will have at the Expiration Date of the Offer and at the Effective Time, and Parent will make available to the Purchaser, sufficient funds to enable the Purchaser to pay for all outstanding Shares purchased pursuant to the Offer or converted into cash pursuant to the Merger, to perform Parent's and the Purchaser's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

  Section 4.8. Purchaser Capitalization. The authorized capital stock of the Purchaser consists of 1,000 membership interests, of which 600 membership interests have been validly issued, are fully paid and nonassessable, all of which issued membership interests are owned by Parent, free and clear of any Liens.

  Section 4.9. Ownership of Company Common Stock. The Parent is the holder of record and the beneficial owner of 6,632,734 shares of Class A Common Stock and 6,278,055 shares of Class B Common Stock.

                                   ARTICLE V

                                   COVENANTS

  Section 5.1. Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, which agreement shall not be unreasonably withheld or delayed, the Company shall, and shall cause its subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

    (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock other than pursuant to the exercise of stock options or warrants or conversion rights outstanding as of the date hereof; or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to the exercise of stock options or warrants or conversion rights outstanding as of the date hereof;
  (ii) except pursuant to put and call provisions in place as of the date of this Agreement and listed on Section 5.1 of the Company Disclosure Schedule, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

    (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets with a value in excess of $1 million to any individual, corporation or other entity other than a direct or indirect wholly-owned subsidiary, or cancel, release or assign any indebtedness in excess of $1 million to any such person or any claims held by any such person, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of this Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of this Agreement to Parent or Purchaser;

    (d) make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any individual, corporation or other entity other than a wholly-owned subsidiary thereof;

    (e) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

    (f) amend its certificate of incorporation, bylaws or similar governing documents;

    (g) enter into any agreement of the type that would be required to be disclosed in Section 3.4(d) of the Company Disclosure Schedule if such agreement had been in effect on the date of this Agreement; or

    (h) make any commitment to take any of the actions prohibited by this
  Section 5.1.

  Section 5.2. No Solicitation.

  (a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as defined herein). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries or any affiliate (other than Parent, Purchaser or Citigroup Holdings Group and its subsidiaries), director or investment banker, attorney or other advisor or representative of the Special Committee, the Company or any of its subsidiaries, shall be deemed to be a breach of this Section 5.2(a) by the Company. From the date hereof until the Effective Time or the termination of this Agreement in accordance with Section 7.1, the Company and the Special Committee shall not, nor shall the Company permit any of its subsidiaries to, nor shall the Company authorize or permit any of the Company's officers, directors and employees and any affiliate (other than Parent or Purchaser), investment banker, financial advisor, attorney, accountant or other representative retained by the Special Committee, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or facilitate (including by way of furnishing information which has not been previously publicly disseminated) any inquiries or the making of any proposal which constitutes, or is reasonably expected to lead to, any Takeover Proposal or
(ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, prior to the earlier of the Effective Time or the adoption of this Agreement by the requisite vote of the Company stockholders, and following the receipt of a Takeover Proposal which was not solicited or facilitated after the date of this Agreement in violation of this
Section 5.2(a), the Special Committee determines in good faith by a unanimous vote (a) after consultation with outside counsel, that a failure to do so is reasonably likely to constitute a breach by it of its fiduciary duties to its stockholders under applicable law and (b) after consultation with the Financial Advisor (or another nationally recognized investment banking firm), that such proposal is reasonably expected to lead to a Superior Proposal (as defined herein), then the Company may, in response to such Superior Proposal and subject to compliance with Section 5.2(c), (x) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement must include a provision prohibiting such party from soliciting key employees of the Company or its subsidiaries, such provision lasting at least one year and (ii) the Company delivers to Parent all such nonpublic information delivered to the requesting party concurrently with its delivery to such requesting party, and (y) participate in discussions and negotiations with such party regarding such Takeover Proposal.

  (b) Except as expressly permitted in this Section 5.2, neither the Board of Directors of the Company nor the Special Committee or any other committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of the Transactions, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the earlier of the Effective Time or the adoption of this Agreement by the requisite vote of the Company stockholders, the Special Committee determines in good faith by a unanimous vote, after consultation with outside counsel, that a failure to do so is reasonably likely to constitute a breach by it of its fiduciary duties to its stockholders under applicable law, each of the Board of Directors of the Company and the Special Committee may (subject to this and the following sentences and to compliance with Section 5.2(a)) withdraw or modify its approval, determination or recommendation of the Transactions, provided that it uses reasonable best efforts to give Parent two days prior written notice of its intention to do so.

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.2, the Company shall promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent reasonably informed of the status and any material changes in details of any such request or Takeover Proposal.

  (d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's stockholders required by applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation with respect to the Transactions.

  (e) For purposes of this Agreement:

    (i) "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

    (ii) "Superior Proposal" means a bona fide written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its Significant Subsidiaries or 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement, (A) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Offer and the Merger, (B) for which the third party has demonstrated that financing is reasonably likely to be obtained and (C) that is otherwise reasonably likely to be consummated, taking into account all factors including, but not limited to, antitrust and regulatory approvals, in each case as determined by the Special

  Committee in its good faith judgment (after consultation with the Financial Advisor or another nationally recognized investment banking firm). Any Superior Proposal is a Takeover Proposal.

  Section 5.3. Sufficient Funds. At the consummation of the Offer, Parent and the Purchaser shall have sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis that are not owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by Parent or the Purchaser.

  Section 5.4. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

  Section 5.5. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event, the occurrence or non-occurrence of which (A) it has actual knowledge of and (B) would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent (or Purchaser), as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  Section 5.6. Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the work product privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement provided that the Company gives notice to Parent of same. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

  (b) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

  (c) The information provided pursuant to Section 5.6(a) will be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information will be kept secret and confidential by Parent and the Purchaser, except that the information provided pursuant to Section 5.6(a) or portions thereof may be disclosed to those of Parent and the Purchaser's or their affiliates' directors, officers, employees, agents and advisors (collectively, the "Representatives") who (a) need to know such information for the purpose of the transactions contemplated hereby, (b) shall be advised by Parent or the Purchaser, as the case may be, of this provision, (c) agree to hold the information provided pursuant to

Section 5.6(a) as secret and confidential and (d) agree with Parent and the Purchaser to be bound by the provisions hereof. Parent and the Purchaser jointly agree to be responsible for any breach of this section by any of their Representatives.

  Section 5.7. Further Assurances.

  (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement as promptly as practicable and
(ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

  (b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

  Section 5.8. Employee Benefit Plans. Except as otherwise provided herein, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company (collectively, the "Company Plans"); provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Plans in accordance with the terms of such Company Plans and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Plans to the extent required thereunder).

  Section 5.9. Indemnification and Insurance.

  (a) From and after the Effective Time, in addition to any obligations it may have under certain endorsements existing on the date hereof for the benefit of Messrs. E. H. Billig and James R. Gerrity, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director, agent, fiduciary or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, agent, fiduciary or employee of the Company or any of its subsidiaries pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors and officers and, with respect to its agents, fiduciaries and employees, such indemnification shall only be to the extent such obligations of the Company exist on the date hereof to indemnify such agents, fiduciaries and employees, and provided, further such indemnification shall not be applicable to any claims made against the Indemnified Parties if a judgment or other final adjudication established that
(A) their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, or are based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL shall be made by independent legal counsel selected by such Indemnified Party and the Surviving Corporation. The Surviving Corporation will promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any such action or proceeding as such expenses are incurred, but only to the fullest extent permitted by law and subject to receipt of any undertaking contemplated by Section 145(e) of the DGCL (including in the case of any agent, fiduciary or employee, a similar undertaking). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation shall use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification or advancement of expenses under this Section 5.9, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this
Section 5.9 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL (including in the case of any agent, fiduciary or employee, a similar undertaking). The Indemnified Parties as a group may retain only one law firm as well as one law firm to serve as local counsel where required to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time, the current directors' and officers' liability insurance policies maintained by the Company including certain endorsements existing as of the date hereof for the benefit of Messrs. Billig and Gerrity (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, that (1) if the existing policies expire, are terminated or canceled during such period the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies, (2) the Surviving Corporation shall not be required to spend as an annual premium therefor an amount in excess of 175% of the annual premium therefor as of the date of this Agreement and (3) if, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 175% of the current annual premium therefor, Parent shall use all reasonable efforts to cause to be obtained as much directors' and officers' liability insurance coverage as can be obtained for an amount equal to 175% of the current annual premium therefor, on terms and conditions substantially similar to the existing directors' and officers' liability insurance.

  (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

  Section 5.10. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

  Section 5.11. Stockholder Litigation. The Company shall keep Parent informed of, and give Parent the opportunity to participate in the defense or settlement of, any stockholder litigation against the Company or its directors relating to the Transactions contemplated by this Agreement. The Company shall not enter into any settlement of such stockholder litigation against the Company or its directors which provides for injunctive relief against the Company, Parent or Purchaser or monetary payment by the Company, in either case without the consent of Parent; provided, however, that with respect to any such settlement of stockholder litigation against the Company or its directors providing solely for a monetary payment, Parent shall not unreasonably withhold or delay such consent.

  Section 5.12. Transfer of Company Common Stock. Parent shall not transfer any shares of Company Common Stock owned by it on the date of this Agreement or acquired thereafter, and Purchaser shall not transfer any shares of Company Common Stock acquired by it pursuant to the Offer or otherwise, in each case, unless the transferee of such shares agrees on behalf of itself and any future transferees to vote such shares in favor of the adoption of this Agreement.

                                  ARTICLE VI

                                  CONDITIONS

  Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (which may be waived in whole or in part by such party):

    (a) Stockholder Approval. This Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law or the Company's Certificate of Incorporation, to consummate the Merger;

    (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all material foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and specifically including those consents, orders and approvals listed in Section 6.1(b) of the Company Disclosure Schedule;

    (c) Injunctions. There shall be no order or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that each of the parties hereto shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered; and

    (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, provided that this condition shall be deemed satisfied with respect to (a) Parent and the Purchaser if the Offer has expired and at the time the Offer expired, the Company was not in material breach of any material covenant to be performed by it in this Agreement or (b) the Company if the Offer has expired and at the time the Offer expired, neither Parent nor the Purchaser was in material breach of any material covenant to be performed by either of them in this Agreement.

  Section 6.2. Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the further conditions (which may be waived in whole or in part by Parent) that (i) the Company shall have performed all material obligations required to be performed by it under this Agreement on or before the Closing Date (ii) no event has occurred (which has not been cured or satisfied), or will occur by reason of the consummation of the Merger, which violates, conflicts with, has resulted or may result in the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of the agreements, listed in Section 6.2 of the Company

Disclosure Schedule; except for violations, conflicts, losses of benefit, defaults, termination or cancellation rights, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that in the case of the Specified Provisions to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this
Section 6.2 shall be deemed to have been satisfied on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Parent or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred and (iii) if none of Parent, Purchaser or their affiliates have purchased shares in the Offer, the Offer has expired and at the time the Offer expired neither Parent nor Purchaser was in material breach of any material covenant to be performed by either of them in this Agreement, none of the events described in paragraphs (a) through (j) of Annex A shall have occurred and be continuing.

  Section 6.3. Conditions to Obligations of the Company to Effect the
Merger. The obligations of the Company to effect the Merger are subject to the satisfaction of the further condition (which may be waived in whole or in part by the Company) that each of the Purchaser and Parent shall have performed all material obligations required to be performed by it under this Agreement on or before the Closing Date.

                                  ARTICLE VII

                                  TERMINATION

  Section 7.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the
Company:

    (a) By the mutual written consent of the Parent, Purchaser (by action of its Board of Directors) and the Company (by action of the Board of Directors after approval by the Special Committee).

    (b) By either of the Company, at the direction of the Special Committee, or Parent:

      (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to challenge such order, decree, ruling or other action;

      (ii) [intentionally omitted];

      (iii) [intentionally omitted];

      (iv) if the Merger has not been consummated by June 30, 2001 (the "Merger Date"); provided, however, that if (A) all of the conditions to the Merger are satisfied or waived as of June 30, 2001, other than the condition provided in Section 6.2(ii), and (B) no event or events have occurred after the date of this Agreement and prior to or on June 30, 2001 which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect during the period from May 14, 2001 until August 31, 2001, the Merger Date shall be extended until August 31, 2001; or

      (v) if upon a vote thereon taken at the Special Meeting (including any adjournment or postponement thereof) the requisite vote of the stockholders of the Company to adopt this Agreement shall not have been obtained (if such vote is required by applicable law).

    (c) By the Company, at the direction of the Special Committee:

      (i) [intentionally omitted]

      (ii) if Parent or the Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach cannot be cured or has not been cured within one Business Day prior to the Effective Time; or

      (iii) if, in compliance with the provisions of Section 5.2(a), the Special Committee determines a Takeover Proposal is a Superior Proposal and thereafter, and as a consequence of making such determination, withdraws or modifies its approval, determination or recommendation of the Transactions in a manner adverse to Parent, and the Company gives Parent at least three (3) Business Days prior notice of its intent to terminate this Agreement pursuant to this Section 7.1(c)(iii), attaching to such notice the material terms and conditions of the Superior Proposal and permits Parent during such three (3) Business Day period to make a new offer which shall be considered in good faith by the Special Committee; provided, however, that any right to terminate this Agreement pursuant to this Section 7.1(c)(iii) shall expire if (A) the Purchaser or its permitted assigns accepts Shares for payment pursuant to the Offer or (B) the Company breaches in any material respect any provision of Section 5.2.

    (d) By Parent:

      (i) [intentionally omitted]

      (ii) if (A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of the Transactions, or failed to reconfirm its recommendation within four (4) Business Days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or (B) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

      (iii) if the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach cannot be cured or has not been cured within one Business Day prior to the Effective Time.

  Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.12 hereof, which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in this Section 7.2.

  Section 7.3. Expenses. Except as provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses. Except in the case where Parent is in material breach of this Agreement, Parent and the Purchaser shall be entitled to reimbursement by the Company, promptly as statements therefor are received, for their out-of-pocket expenses incurred in connection with the Offer as initially commenced or as amended or with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to Parent, the Purchaser and their affiliates and including printing and mailing expenses, fees payable under the HSR Act, SEC filing fees and depositary and information agent fees and expenses in connection with the Offer and the Merger, provided, however, that such reimbursement for fees and expenses shall not exceed $1,750,000. If Parent or Purchaser materially breaches any of its covenants hereunder, Parent shall reimburse to the Company any amounts paid by the Company pursuant to this Section 7.3. The expense arrangement contemplated hereby is the sole remedy hereunder and shall be paid by the Company pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by Parent or Purchaser of its obligations hereunder, provided that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Purchaser or of any rights of the Company in respect thereof.

                                 ARTICLE VIII

                                 MISCELLANEOUS

  Section 8.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto by action of their respective Boards of Directors (subject, in the case of the Company, to the approval of the Special Committee) at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement to this Agreement shall be effective without being approved by the Special Committee.

  Section 8.2. Extension; Waiver. At any time prior to the Effective Time and subject to Section 1.2(d) hereof with respect to the Company, the parties may
(a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 8.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

  Section 8.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or the Purchaser, to:

      Court Square Capital Limited
      399 Park Avenue
      New York, New York 10043
      Attention: Michael A. Delaney
      Telephone No.: (212) 559-1127
      Telecopier No.: (212) 888-2940

      with a copy to:

      Dechert
      4000 Bell Atlantic Tower
      1717 Arch Street
      Philadelphia, Pennsylvania 19103
      Attention: G. Daniel O'Donnell, Esq.
      Telephone No.: (215) 994-4000
      Telecopier No.: (215) 994-2222

    (b) if to the Company, to:

      Delco Remy International, Inc.
      2902 Enterprise Drive
      Anderson, Indiana 46013
      Attention: General Counsel
      Telephone No.: (765) 778-6799
      Telecopier No.: (765) 778-6760

      with a copy to:

      Ice Miller
      One American Square
      Box 82001
      Indianapolis, Indiana 46282-0002
      Attention: John R. Thornburgh, Esq.
      Telephone No.: (317) 236-2100
      Telecopier No.: (317) 236-2219

    (c) if to the Special Committee, to:

      Hughes Hubbard & Reed LLP
      1 Battery Park Plaza
      New York, NY 10004-1482
      Attention: Kenneth A. Lefkowitz, Esq.
      Telephone No.: (212) 837-6557
      Telecopier No.: (212) 422-4726

  Section 8.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 8.6. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Option Agreement): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.3 and 5.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  Section 8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  Section 8.8. Governing Law; Waiver of Trial by Jury. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. All parties hereto hereby irrevocably waive a trial by jury in any proceedings arising out of this Agreement or matters related hereto.

  Section 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect subsidiary or affiliate of Parent but no such assignment shall relieve Parent or Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 8.10. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

  Section 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

  Section 8.12. Submission to Jurisdiction; Waivers. Each of the Company, Parent and the Purchaser irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns shall be brought and determined in the Chancery or other Courts of the State of Delaware or of the United States located in the State of Delaware, and each of the Company, Parent and the Purchaser hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and the Purchaser hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          COURT SQUARE CAPITAL LIMITED

                                          By:    /s/ Michael A. Delaney
                                             --------------------------
                                            Name:    Michael A. Delaney
                                            Title:   Vice President and
                                                     Managing Director

                                          DRI ACQUISITION LLC

                                          By: Court Square Capital Limited,
                                           its sole member

                                          By:    /s/ Michael A. Delaney
                                             --------------------------
                                            Name:    Michael A. Delaney
                                            Title:   Vice President and
                                                     Managing Director

                                          DELCO REMY INTERNATIONAL, INC.

                                          By:    /s/ Thomas J. Snyder
                                            -------------------------
                                            Name:    Thomas J. Snyder
                                            Title:   President and Chief
                                                     Executive Officer

                  ANNEX A TO THE AGREEMENT AND PLAN OF MERGER

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in accordance with the terms of the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment (subject to the restriction referred to above) of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if (1) at or prior to the Expiration Date, any applicable waiting period under the HSR Act has not expired or terminated or
(2) at any time on or after the date of this Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer), any of the following events shall have occurred and be continuing:

    (a) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, some or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of the Merger, (B) seeking to obtain damages that are material to the Company in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (2) seeking to prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries, or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separately all or any portion of the business or assets of the Purchaser or the Company or any of its subsidiaries or seeking to impose any limitation on the ability the Purchaser, Parent or any other affiliate of Parent to conduct their respective businesses or own such assets, (3) seeking to impose or confirm limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired by any such person on all matters properly presented to the Company's stockholders, or (4) seeking to require divestiture by the Purchaser, Parent or any other affiliate of Parent of any shares of Company Common Stock;

    (b) except as described in Section 3.7 of the Company Disclosure Schedule, there shall have occurred any change, event or development that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

    (c) there shall be any action taken or any statute, rule, regulation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable (1) to the Purchaser, Parent or any other affiliate of Parent or (2) to the Offer or Merger, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign (other than the application of the waiting period provisions under the HSR Act), which is reasonably likely to result in any of the consequences referred to in clauses (1) through (4) of paragraph (a) above;

    (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, (3) commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States that would be reasonably expected to materially

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

  adversely effect the functioning of the financial markets in the United States, (4) a decrease in the average closing prices of the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on the date of this Agreement or (5) in the case of any of the foregoing existing on the date of this Agreement, a material acceleration or material worsening thereof;

    (e) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer;

    (f) any event shall have occurred (which has not been cured or satisfied) which violates, conflicts with, has resulted or may result in the loss of any benefit under, constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, results in the termination of or a right of termination or cancellation under, accelerates the performance required by, results in an obligation becoming due before its stated due date (whether due to a mandatory "offer to purchase" or otherwise) under, or results in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of the agreements listed in Section 6.2 of the Company Disclosure Schedule, except for violations, conflicts, losses of benefit, defaults, termination or cancellation rights, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect; provided, however, that in the case of the Specified Provisions to the agreements listed in Section 6.2 of the Company Disclosure Schedule, this condition shall be deemed to have been satisfied on account of any event occurring prior to the date of this Agreement unless a notice (which has not directly or indirectly been induced by Parent or any of its affiliates) from any counterparty to, or any holder of debt under, any such agreement shall have been received by the Company or any of its directors or officers which notice specifically alleges that an event described in the Specified Provisions has occurred.

    (g) any other material approval, permit, authorization, consent or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or third party which is necessary to consummate the Offer shall not have been obtained specifically including any approval, permit, authorization or consent listed in Section 6.1(b) of the Company Disclosure Schedule;

    (h) the representations and warranties of the Company set forth in the Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, except
  (1) in the case of the failure of any representation or warranty, (A) for changes specifically permitted by the Agreement, and (B)(i) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (ii) where the failure of the representations and warranties set forth in the Agreement to be true and correct, does not, and is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, or (2) in the case of the failure to perform or comply with any obligation, agreement or covenant, where the failure to so perform or comply does not, and is not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect;

    (i) the Board of Directors of the Company or any other committee thereof shall have (1) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9/A) in a manner adverse to Parent or the Purchaser, its approval or recommendation of this Offer, the Merger, the Agreement or any of the other transactions contemplated by the Agreement,
  (2) approved or recommended to the Company's stockholders a proposal or offer from any person (other than Parent and its subsidiaries, affiliates and representatives) relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries or of any shares of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer for shares of any class of equity securities of the Company, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution

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

  or similar transaction involving the Company or its subsidiaries, or any other acquisition of Shares other than this Offer and the Merger or (3) adopted any resolution to effect any of the foregoing; or

    (j) the Agreement shall have been terminated in accordance with its terms; which, in the sole and reasonable judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such conditions or may be waived by the Purchaser, in its sole discretion, in whole or in part, at any time and from time to time. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this section shall be final and binding upon all parties.

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